U.S. SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2003

GENERAL CABLE CORPORATION
 (Exact Name of Registrant as Specified in its Charter)

Delaware	1-12983	06-1398235

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Tesseneer Drive Highland Heights, Kentucky 41076

(Address of principal executive offices, including zip code

(859) 572-8000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

FORM 8-K
ITEM 5. Other Information
SIGNATURE

ITEM 5. Other Information

     On July 11, 2003, the Compensation Committee and the full Board of Directors approved retention award arrangements for Gregory B. Kenny, President and Chief Executive Officer, Christopher F. Virgulak, Executive Vice President and Chief Financial Officer, and Robert J. Siverd, Executive Vice President and General Counsel (the “Executives”). Under the terms of the arrangements, each executive will be entitled to receive a cash payment in July 2003, in consideration for services rendered to the Company since 1998 and services to be rendered through July 2006. The respective amounts of the retention awards to the executives are $745,000 for Mr. Kenny, $495,000 for Mr. Virgulak and $495,000 for Mr. Siverd. Previously on June 10, 2003, Messers Kenny, Virgulak and Siverd repaid outstanding loans from the Company originally granted under the Company’s Stock Loan Incentive Plan (“SLIP”) in the respective amounts of $752,909, $501,914, and $501,914. The Company accepted as partial payment for the loans common stock owned by the Executives and restricted stock units previously awarded to them under the SLIP.

     Also on July 11, the Company approved an extension of the term of the loan of each outstanding participant in the SLIP (other than the Executives) for an additional three years to November 3, 2006, subject in the extension period to a rate of interest of 5.0%. During the extension period, loans may be repaid by the participants or at the option of the Company under certain conditions when the after-tax value of the shares purchased under the SLIP and related stock units granted to participants exceed the outstanding principal and interest due to the Company. With regard to non-executive, active employees who participate in the SLIP, the Company also entered into retention agreements providing for retention payments to be paid between July 11, 2004 and July 11, 2006 in consideration of services to be provided to the Company during that period by these nine key employees. The after-tax proceeds of any retention payment received will be required to be used to repay a portion of the outstanding amount of the loan (with accrued interest) of such employee under the SLIP. Any balance remaining on the loan of such employee at the end of the retention period may be satisfied through the sale of the employee’s SLIP shares and related stock units.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL CABLE CORPORATION

Date: July 11, 2003	By:	/s/Robert J. Siverd
Robert J. Siverd Executive Vice President, General Counsel and Secretary